As filed with the Securities and Exchange Commission on June 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1LIFE HEALTHCARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8011	76-0707204
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 658-6792

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amir Dan Rubin

Chair, Chief Executive Officer and President

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 658-6792

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew B. Hemington John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Lisa A. Mango General Counsel 1Life Healthcare, Inc. One Embarcadero Center, Suite 1900 San Francisco, CA 94111 (415) 658-6792	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-239347)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate OfferingPrice(1)(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	1,495,000	$31.00	$46,345,000	$6,016

(1)	Includes 195,000 shares that the underwriters have the option to purchase.
(2)

The Registrant is registering 1,495,000 shares pursuant to this Registration Statement, which shares are in addition to the 8,050,000 shares registered pursuant to the Registration Statement on Form S-1 (File No. 333-239347) which was declared effective by the Securities and Exchange Commission on June 24, 2020.

(3)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum offering price per share.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, 1Life Healthcare, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-239347) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on June 22, 2020, and which the Commission declared effective on June 24, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the selling stockholders named in the Prior Registration Statement (the “Selling Stockholders”) by 1,495,000 shares, 195,000 of which may be sold by the Selling Stockholders in the event the underwriters exercise their option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index below and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Cooley LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-1 (File No. 333-239347) filed on June 22, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 24, 2020.

1LIFE HEALTHCARE, INC.

By:	/s/ Amir Dan Rubin
Amir Dan Rubin
Chair, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Amir Dan Rubin Amir Dan Rubin	Chair, Chief Executive Officer and President (Principal Executive Officer)	June 24, 2020

/s/ Bjorn B. Thaler Bjorn B. Thaler	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2020

* Paul R. Auvil	Director	June 24, 2020

* Mark S. Blumenkranz, M.D.	Director	June 24, 2020

* Bruce W. Dunlevie	Director	June 24, 2020

* Kalen F. Holmes, Ph.D.	Director	June 24, 2020

* David P. Kennedy	Director	June 24, 2020

* Freda Lewis-Hall, M.D.	Director	June 24, 2020

* Robert R. Schmidt	Director	June 24, 2020

* David B. Singer	Director	June 24, 2020

*By:	/s/ Bjorn B. Thaler
Bjorn B. Thaler
Attorney-in-Fact